EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of LookSmart, Ltd. of our report dated March 16, 2008, except for the adjustments to retrospectively reflect the discontinued operations described in Note 3 as to which the date is March 16, 2009, relating to the financial statements and financial statement schedule, which appears in LookSmart, Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ PricewaterhouseCoopers LLP

San Jose, California

June 4, 2009